CONSULTING AGREEMENT

This Consulting Agreement (the “Agreement”) is entered into effective as of May 20, 2014 (the “Effective Date”), by and among Apollo Medical Holdings, Inc., a Delaware corporation (the “Company”) and Bridgewater Healthcare Group, LLC, a California Limited Liability Company (“Bridgewater”).

WITNESSETH:

WHEREAS, the Company desires to engage Mitchell R. Creem (“Creem”), who is currently also a director of the Company and who is the sole member and manager of Bridgewater, as the Company’s Chief Financial Officer and Principal Financial and Accounting Officer with effect from the Effective Date, Bridgewater is willing to provide the services of Creem for such purpose, and the Company is willing to compensate Bridgewater as set forth herein; and

NOW, THEREFORE, in consideration of the mutual covenants hereinafter stated, it is agreed as follows:

1.                  SCOPE OF WORK. The Company hereby engages Bridgewater and Bridgewater hereby agrees to make available the services of Creem as Chief Financial Officer and Principal Financial and Accounting Officer of the Company, on a part-time basis of two days per week, to the Company upon the terms and conditions hereinafter set forth. Bridgewater agrees that during the term of this Agreement, Creem shall perform the services requested of Bridgewater hereunder to the best of his ability and in accordance with the Company’s reasonable requests. Bridgewater will determine the method, details, and means of Creem performing the services hereunder, but Creem will report to and carry out the instructions of the Chief Executive Officer or President of the Company. Creem, in connection with the performance of his responsibilities shall perform those functions associated with the position of Chief Financial Officer and/or Principal Financial and Accounting Officer during the term of this Agreement, including without limitation overall management of and hands-on participation in all financial areas, financial oversight, internal controls and procedures, cash flow management, revenue and expense forecasting, and preparation, review, approval and certification of the Company’s financial statements. The Company and Creem are a party to that certain Indemnification Agreement, dated as of October 22, 2013 (the “Indemnification Agreement”). The parties acknowledge that for so long as Bridgewater shall provide the services of Creem as Chief Financial Officer and/or Principal Financial and Accounting Officer of the Company, Creem shall be entitled to rely on and have the benefit of the Indemnification Agreement not only to the extent that he is a director of the Company but also as an officer of the Company.

2.                  TERM. The term of this Agreement shall initially be for three months from the Effective Date (“Initial Term”) and, subject to the terms and conditions hereof, shall automatically renew for successive one-month terms thereafter. After the Initial Term, either Bridgewater or the Company can terminate this Agreement at any time for any reason or for no reason, with or without cause, by giving 30 days’ written notice to the other party. The provisions of Sections 4(c), 6, 7, 8, 9, 10, 11, 12, 13, 15, 16, 17, and 18 shall survive the termination of this Agreement.

3.                  COMPENSATION. For all Services provided by Bridgewater:

(a)                Cash Compensation. The Company shall pay Bridgewater ten thousand dollars ($10,000.00) per month during the term of this Agreement.

(b)               Equity Compensation. The Company shall grant to Bridgewater, during each month in which this Agreement is effective, a fully vested option to purchase 5,000 shares of its common stock, at an exercise price equal to $1.00 per share (the “Monthly Grant”), except as otherwise agreed. Each Monthly Grant shall be subject to the terms and conditions of the Company’s 2013 Equity Incentive Plan and the award agreement under which such options are granted.

(c)                Business Expense Reimbursement. The Company shall reimburse Bridgewater for reasonable travel and other expenses actually and properly incurred by Creem in carrying out the obligations hereunder, provided that such expenses are approved by the Chief Executive Officer or President of the Company and are supported by proper receipts, invoices or vouchers supplied to Company within 30 days of the day any such expenses were incurred. Expenses to be incurred in an amount to exceed $500.00 shall require prior written approval of the Chief Executive Officer or President of the Company.

4.                  REPRESENTATIONS, WARRANTIES AND COVENANTS. Bridgewater, for and on behalf of itself and Creem, represents, warrants and covenants to the Company that:

(a)                It will ensure that Creem, during the two days per week in which Bridgewater provides his services to the Company, devotes sufficient business time, energy, interest, ability, and skill to the provision of the services to the Company provided for hereunder.

(b)               During the term of this Agreement and for a period of one year after the termination of this Agreement, Bridgewater will not, and will ensure Creem will not, solicit, attempt to solicit, or cause to be solicited any customers of the Company for purposes of promoting or selling products or services which are competitive with those of the Company, nor will such person solicit, attempt to solicit, or cause to be solicited any employees, agents, or other independent contractors of the Company to cease their relationship with the Company.

5.                  CONFIDENTIALITY. The Company and Creem are a party to that certain Proprietary Information Agreement, dated as of October 22, 2013 (the “Proprietary Information Agreement”). The parties acknowledge that any information disclosed to Creem pursuant to this Agreement shall be deemed Proprietary Information (as such term is defined in the Proprietary Information Agreement). The parties acknowledge that Creem may use such Proprietary Information to the extent required to accomplish the purposes of this Agreement. Upon the termination of this Agreement, Creem shall return to the Company any Proprietary Information which is requested by the Company.

6.                  INDEPENDENT CONTRACTOR. It is the express intention of the parties that Bridgewater be an independent contractor providing the services of Creem to the Company and that Bridgewater not be an employee, agent or partner of the Company. Nothing in this Agreement shall be interpreted or construed as establishing or creating the relationship of employer and employee between Company and Bridgewater or Company and Creem.

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7.                  REMEDIES. Remedies at law shall be deemed to be inadequate for any breach of any of the covenants of this Agreement, and the Company shall be entitled to injunctive relief in addition to any other remedies it may have in the event of such breach.

8.                  TAXES. Bridgewater will be solely responsible for any and all income and other taxes that may be due to any state, local or federal governmental authorities in respect of any sums paid to it for itself or on behalf of Creem hereunder. The parties acknowledge that the Company shall not make any withholdings from payments to it or Creem hereunder. Bridgewater shall indemnify, save and hold the Company harmless from and against all loss, cost or expense of any kind or nature in connection with its obligations pursuant to this Section 8.

9.                  NOTICES. Any notices required or permitted to be given in writing will be deemed received when personally delivered, delivered by email or delivered by facsimile transmission or, if earlier, three (3) days after mailing by United States mail, postage prepaid. Notice to the Company is valid if sent to the Company’s Chief Executive Officer at the Company’s principal place of business and notice to Bridgewater is valid if sent to Creem at the Company’s principal place of business. Each party may change its respective address only by notice given to the other parties in the manner set forth herein.

10.              WAVIER OF BREACH. The waiver by a party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach of this Agreement.

11.              ASSIGNMENT. Neither party may sell, assign, transfer or otherwise convey any of its rights or delegate any of its duties under this Agreement without the prior written consent of the other, except to a corporation which has substantially all the business and assets of the assignor and assumed in writing its obligations under this Agreement and in the case of Bridgewater where such corporation can and does provide the services of Creem as set forth herein.

12.              COMPLIANCE WITH LAW. During the term of this Agreement, Bridgewater shall, and shall ensure Creem shall, comply with all laws and regulations applicable to Bridgewater or Creem in the provision of services hereunder. During the term of this Agreement, the Company shall comply with all laws and regulations applicable to the Company in the conduct of its business.

13.              EQUITABLE RELIEF. It is agreed and understood that monetary damages would not adequately compensate an injured party for the breach of this Agreement by any other party, that this Agreement shall be specifically enforceable, and that any breach or threatened breach of this Agreement shall be the proper subject of a temporary or permanent injunction or restraining order. Further, each party hereto waives any claim or defense that there is an adequate remedy at law for such breach or threatened breach.

14.              ATTORNEYS’ FEES. In the event that an action at law or in equity is brought to enforce the provisions of this Agreement or to prevent a breach thereof, the successful party in such action or arbitration proceedings shall be entitled to any award of attorneys’ fees and other costs as shall be established by the court or pursuant to a binding arbitration.

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15.              APPLICABLE LAW. This Agreement shall be construed as a whole and in accordance with its fair meaning. This Agreement shall be interpreted in accordance with the laws of the State of California without regard to conflict of laws principles.

16.              ENTIRE AGREEMENT; AMENDMENTS. This Agreement embodies the entire understanding among the parties with respect to Creem’s role as Chief Financial Officer and/or Principal Financial and Accounting Officer of the Company (the “Subject Matter”) and shall be supplemental to and not affect Creem’s being a director of the Company, any compensation or other benefits Creem receives as a director of the Company while he continues in such capacity, and Creem’s Board of Directors Agreement dated as of October 22, 2013 and agreements supplemental thereto, including the Proprietary Information Agreement and the Indemnification Agreement. This Agreement merges all prior discussions or communications among them, and no party shall be bound by any definitions, conditions, warranties, or representations other than as expressly stated in this Agreement or as subsequently set forth in writing, and signed by the duly authorized representative of all the parties hereto with respect to the Subject Matter. This Agreement, when executed shall supersede and render null and void any and all preceding or written understandings and agreements with respect to the Subject Matter. This Agreement may only be changed, modified, or amended in writing by mutual consent of the parties hereto.

17.              CONFLICTS OF INTEREST The parties acknowledge that, in the course of Bridgewater’s non-exclusive services, Bridgewater may now or in the future have certain potential or actual conflicts of interest. For as long as Bridgewater shall provide the services of Creem as Chief Financial Officer and/or Principal Financial and Accounting Officer of the Company, Bridgewater shall ensure that Creem shall be subject to and comply with the provisions of Article III of Creem’s Board of Directors Agreement dated as of October 22, 2013 not only to the extent he is a director of the Company but also as an officer of the Company.

18.              SEVERABILITY. In the event that any part of this Agreement shall be found to be unenforceable, all other parts of this Agreement shall remain in full force and effect.

19.              COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, and may be validly executed by facsimile signature.

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IN WITNESS WHEREOF, this Agreement has been executed as of the 27th day of June, 2014.

APOLLO MEDICAL HOLDINGS, INC. (“Company”)		Bridgewater Healthcare Group, LLC (“Bridgewater”)

By:	/s/ Warren Hosseinion	By:	/s/ Mitchell R. Creem
	Warren Hosseinion		Mitchell R. Creem
	Chief Executive Officer		Sole Member and Manager

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